AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 29, 1997

                                                Registration No. 333-20249

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      POST-EFFECTIVE AMENDMENT NO. 1 TO THE
                         FORM S-8 REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             Workforce Systems Corp.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Florida                                   65-0353816
            -------                                   ----------
  (State of Incorporation                 (I.R.S. Employer Identification No.)
   or other Jurisdiction)

                        8870 Cedar Springs Lane, Suite 5
                           Knoxville, Tennessee 37923
                ------------------------------------------------
               (Address of Principal Executive Offices)(Zip Code)

                             Workforce Systems Corp.
                          STOCK COMPENSATION AGREEMENTS
                          -----------------------------
                              (Full title of Plan)

                            Charles B. Pearlman, Esq.
                      Atlas, Pearlman, Trop & Borkson, P.A.
                     200 East Las Olas Boulevard, Suite 1900
                            Fort Lauderdale, FL 33301
                                  305-763-1200
             -------------------------------------------------------
            (Name, Address and Telephone Number for Agent of Service)
                                 ______________

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                 ______________

      THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

                  The date of this Prospectus is May 29, 1997.

The Section entitled "Stock Compensation Agreements - General" is hereby amended in its entirety as follows:

      On January 2, 1997 the Company entered into a Merger and Acquisition Agreement with Longtin Products, Inc. and Joseph N. Longtin, as its President and sole shareholder, a copy of which is filed as Exhibit 4.1 hereto, which provides for the payment of 60,000 shares of the Company's common stock in connection with the provision of services to be rendered thereunder in connection with the location, evaluation and assistance in negotiations related to acquisitions by the Company (the "LP Stock"). On January 2, 1997 the Company entered into a Marketing Services Agreement with Infinity Financial Group, Inc. and Joseph Vazquez, as its President, a copy of which is filed as Exhibit 4.2 hereto, which provides for the payment of 50,000 shares of the Company's common stock in connection with the provision of services to be rendered thereunder in connection with marketing for the Company (the "IFG Stock"). On January 2, 1997 the Company entered into an Advisory Agreement with The Merlin Group, Inc. and Steven T. Dorrough as its authorized agent, a copy of which is filed as Exhibit
4.3 hereto, which provides for the payment of 100,000 shares of the Company's common stock in connection with the provision of certain services to be rendered thereunder relating to management, strategic planning and marketing (the "MG Stock"). On January 2, 1997 the Company entered into a Stock Compensation Agreement with Lester E. Gann, a copy of which is filed as Exhibit 4.4 hereto, which provides for the payment of an aggregate of 10,000 shares of the Company's common stock as a bonus under his employment agreement (the "Gann Stock"). On January 2, 1997 the Company entered into a Consulting Agreement with Jeffrey Noblin, a copy of which is filed as Exhibit 4.5 hereto, which provides for the payment of an aggregate of 10,000 shares of the Company's common stock in connection with the provision of certain services to be rendered thereunder in connection with the Company's accounting and internal management computer systems (the "Noblin Stock"). On January 2, 1997 the Company entered into a Stock Compensation Agreement with Atlas, Pearlman, Trop & Borkson, P.A and Charles B. Pearlman, Esq. as its authorized agent., a copy of which is filed as
Exhibit 4.6 hereto, which provides for the payment of 10,000 shares of the Company's common stock in connection with legal services to be rendered thereunder (the "APT Stock"). On January 2, 1997 the Company entered into a Stock Compensation Agreement with Steve Cooper, a copy of which is filed as
Exhibit 4.7 hereto, which provides for the payment of up to 25,000 shares of the Company's common stock in connection with the provision of certain services to be rendered thereunder in connection with financial due diligence for the Company. Finally, on January 2, 1997 the Company entered into a Stock Compensation Agreement with Charles B. Pearlman, Esq., a copy of which is filed hereto as Exhibit 4.8, which provides for the payment of 20,000 shares of the Company's common stock in connection with legal services to be rendered thereunder (the "Pearlman Stock"). The LP Stock, the IFG Stock, the MG Stock, the Gann Stock, the Noblin Stock, the APT Stock, the Cooper Stock and the Pearlman Stock are herein collectively referred to as the "Compensation Stock."

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 333-20249 on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Knoxville, Tennessee this 28th day of May, 1997.


                                    Workforce Systems Corp.

                                    By: /s/ Ella Boutwell Chesnutt
                                        --------------------------
                                          Ella Boutwell Chesnutt,
                                          President


      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement No. 333-20249 on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.


/s/ Ella Boutwell Chesnutt    Director          May 28, 1997
--------------------------
Ella Boutwell Chesnutt


/s/ Jayme Dorrough            Director          May 28, 1997
--------------------------
Jayme Dorrough